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                                   EXHIBIT 3.1

                        AMENDED ARTICLES OF INCORPORATION

                                       OF

                           ZARING NATIONAL CORPORATION

                             AS AMENDED MAY 6, 1997


        FIRST:  The name of the corporation is Zaring National Corporation.

        SECOND: The place in Ohio where the principal office of the corporation is to be located is Cincinnati, Hamilton County, Ohio.

        THIRD: The purpose for which the corporation is formed is to engage in any lawful act or activity for which corporations may be formed under Sections 1701.01 to 1701.98 inclusive, of the Ohio Revised Code.

        FOURTH: The number of shares that the corporation is authorized to have outstanding is 18,000,000 common shares, without par value (the "Common Shares"), 1,000,000 voting preferred shares without par value (the "Voting Preferred Shares") and 1,000,000 non-voting preferred shares, without par value (the "Non-Voting Preferred Shares"). The Voting Preferred Shares and the Non-Voting Preferred Shares are sometimes collectively referred to herein as "Preferred Shares". The express terms of the shares of each of such classes are as follows:

        1. COMMON SHARES.

                (a) Except as otherwise provided in the express terms of any class or series of the Voting Preferred Shares issued pursuant to these Articles of Incorporation, the holders of the Common Shares shall possess all voting power. Each holder of Common Shares shall be entitled to one vote for each share held.

                (b) When there shall have been paid or declared and set aside for payment to the holders of any class or series of Preferred Shares the full amount of dividends and sinking fund or retirement fund or other retirement payments, if any, to which such holders are entitled in preference to the Common Shares, then dividends may be paid on the Common Shares and on any class or series of shares entitled to participate therewith as to dividends, out of any assets legally available for the payment of dividends, but only when and as declared by the Board of Directors of the corporation.

                (c) In the event of any liquidation, dissolution or winding up of the corporation, after there shall have been paid or declared and set aside for payment to the holders of the

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        outstanding shares of any class or series of the Preferred Shares the full preferential amounts to which the Preferred Shares are entitled, the holders of the Common Shares shall be entitled, after payment or provision for payment of all debts and liabilities of the corporation, including the payment of all fees, taxes and other expenses incidental thereto, to receive the remaining assets of the corporation available for distribution, in cash or in kind.

                (c) Each Common Share shall have the same rights, preferences and limitations as, and shall be identical in all respects with, all the other common shares of the corporation.

        2. SERIAL PREFERRED SHARES. Preferred Shares may be issued from time to time in one or more series. All Preferred Shares of all series shall rank equally and be identical in all respects, except that only Voting Preferred Shares shall be voting shares and except that the board of directors is authorized to adopt amendments to the Articles in respect of any unissued or treasury Preferred Shares and thereby to divide such shares into one or more series and to fix or change, to the full extent now or hereafter permitted by the laws of Ohio, the designation and authorized number of shares of each series and, subject to the provisions of this Article Fourth, the relative rights, preferences and limitations of each series and the variations of such rights, preferences and limitations as between series, including specifically the authority to fix or change with respect to each series:

                (a) the dividend rate or the amount of dividends to be paid on the shares of such series, whether dividends shall be cumulative and, if so, date or dates from which such cumulation shall be effective, the payment date or dates for dividends, and the participating or other special rights, if any, with respect to dividends;

                (b) the times when, the prices at which, and all other terms and conditions upon which, shares of such series shall be redeemable;

                (c) the amounts that the holders of shares of such series shall be entitled to receive upon the liquidation, dissolution or winding up of the corporation;

                (e) whether the shares of such series shall be entitled to the benefits of a sinking or retirement fund to be applied to the purchase or redemption of such shares, and, if so entitled, the amount of such fund and the manner of its application, including the price or prices at which such shares may be redeemed or purchased through the application of such funds;

                (e) whether or not the shares of such series shall be convertible into or exchangeable for shares of any other class or series and, if so, the price or prices or the rate or rates of conversion or exchange and the method, if any, of adjusting the same;

                (f) restrictions, if any, on the issuance of shares of the same or any other class or series; and

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                (g) such other rights, preferences and limitations as shall not be inconsistent with this Article Fourth.

        All shares of any particular series shall rank equally and be identical in all respects except that shares of any one series issued at different times may differ as to the date from which dividends shall be cumulative.

        3. Each outstanding Common Share and each outstanding Voting Preferred Share shall entitle the holder thereof to one vote on each matter properly submitted to the shareholders for their vote, consent, waiver, release or other action. Except as otherwise required by law or by this Article Fourth, Non-Voting Preferred Shares shall not entitle the holders thereof to vote, consent, waive, release or otherwise act on any question or in any proceeding or to be represented at or receive notice of any meeting of shareholders.

        FIFTH: The corporation, by action of its board of directors, may purchase its own shares at any time and from time to time to the extent permitted by law.

        SIXTH: No holder of any shares of any class of the corporation shall have any pre-emptive rights to subscribe for or to purchase any shares of the corporation of any series or class, whether now or hereafter authorized.

        SEVENTH: Notwithstanding any provision of the Ohio Revised Code now or hereafter in force requiring for any purpose the vote, consent, waiver or release of the holders of shares entitling them to exercise two-thirds, or any other proportion, of the voting power of the corporation or of any class or classes of shares thereof, such action, unless otherwise expressly required by statute or by these Articles, may be taken by the vote, consent, waiver or release of the holders of shares entitling them to exercise a majority of the voting power of the corporation or of such class or classes.

        EIGHTH: The provisions of Section 1701.831 of the Ohio Revised Code shall not apply to control share acquisitions of shares of the corporation.

        NINTH: The provisions of Chapter 1704 of the Ohio Revised Code do not apply to the corporation.

        TENTH: No holder of any shares of any class of the corporation shall have any rights to cumulate the voting power that they possess in the election of directors.